Exhibit 10.1

BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge New Jersey 08857

January 13, 2016

Via Hand Delivery
Ms. Emily Nikoo
14 Dandelion Lane
Holmdel, NJ  07733

Dear Emily:

As a result of your resignation from Blonder Tongue, which you confirmed in your letter dated January 13, 2016, and with an effective notice date of January 7, 2016 and an effective resignation date of April 1, 2016, Blonder Tongue Laboratories, Inc. (the “Company”) is providing you with this Letter Agreement (together with its attachments, “Agreement”) to address various items regarding your separation as an employee of the Company.

1. Last Date of Employment.  Your employment and affiliation with the Company in all capacities (including, without limitation, as Executive Vice President) will end on April 1, 2016 (“Last Day”).  The Company will pay you your base salary for your employment through your Last Day (based on an annual rate of $209,000) in accordance with the Company’s regular payroll practices. Nothing herein is intended to modify your at-will employment status, and a Last Day of April 1, 2016 is contingent on your signing and not revoking this Agreement, the First Release (attached as Attachment “B”), and abiding by all of their respective terms. If you fail to sign or if you revoke the First Release, your Last Day will be the earlier of February 4, 2016 or the date of revocation. If you choose to accelerate your Last Day to a date earlier than April 1, 2016 (which the Company agrees will be permitted) but otherwise sign and do not revoke this Agreement, the First Release, and the Second Release (attached as Attachment “C”), then the Company will continue to pay your regular base salary to you as severance in accordance with the Company’s regular payroll practices through April 1, 2016.

2. Transition. You agree to fully cooperate in the transition of your duties and responsibilities and to communicate with customers on behalf of the Company to ensure a positive transition.  You agree that you will use all accrued vacation time prior to your Last Day and that you will not perform any work during any vacation period.

3. Health Benefits.  Your current health benefits will remain in effect through the end of the month of your Last Day.  Thereafter, you are entitled to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at your own expense, to the extent permitted by COBRA.  Your COBRA benefits, should you choose to elect them, begin on the first day of the month following your Last Day.  The Company will provide you with additional information regarding your COBRA rights by separate letter.

4. Life and Disability Benefits.  Your life and disability insurance benefits, if any, remain in effect only through your Last Day.  All other employee benefits not specifically continued by this Agreement also will terminate as of your Last Day.

5. 401k. Your participation as an employee in the Blonder Tongue Laboratories, Inc. 401k Retirement Plan (the “Plan”) will end as of your Last Day.  You will receive information regarding your options with respect to your amounts in the Plan by separate communication.

6. Separation Benefits. Provided you timely sign and do not revoke this Agreement, the First Release, and the Second Release and abide by all their respective terms, the Company will provide you the following additional separation benefits.

(a) Separation Payment. The Company will pay you the gross sum of $2,000 per week, less applicable taxes and other required withholdings, for up to a total of 16 weeks following your Last Day  (each a “Separation Payment”), up to a gross maximum of $32,000, in installments on the Company’s regular pay days and in accordance with regular payroll practices. The first Separation Payment will be made with the first payroll following the Effective Date under and as defined in the Second Release (which cannot be signed until on or after your Last Day). Upon your commencing new full-time employment, your right to any further Separation Payments (or any remaining portion thereof) shall cease and the Company will no longer make any further Separation Payments. Additionally, for any week in which you receive gross income in excess of $2,000 per week in connection with any new consulting or independent contractor work, you will not be entitled to receive that week’s Separation Payment. You agree to notify the Company within five calendar days of accepting new employment or a new consulting or independent contractor position. Additionally, should you not use all accrued vacation time prior to your Last Day, you will be paid for that time following your Last Day, but the first three Separation Payments will be reduced by the gross amount of the unused vacation time payment.  You acknowledge and agree that, other than the Separation Payment, you are not eligible for any other severance or separation payment, whether pursuant to any Company severance plan, policy, or practice, or otherwise.

(b) Options.  You have an aggregate of 135,001 options to purchase shares of Company common stock pursuant to the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan, which options are presently exercisable, of which 35,000 will cease to be exercisable on March 28, 2016, and the remainder of which will be exercisable through and including the 30th day after your Last Day, at which time such options will expire.  A schedule reflecting these options is attached as Attachment “A.”  You also have an aggregate of 25,000 shares of restricted stock (“Restricted Stock”) that were granted to you on May 19, 2015 (the “Grant Date”), which by their terms vest one-third each year on the succeeding three anniversary of the Grant Date.  The Company will enter into an amendment of the terms of the Restricted Stock grant to accelerate the vesting of such Restricted Stock, causing such shares to fully vest as of the Effective Date under and as defined in the Second Release, unless prior to such date you fail to sign or if you revoke the First Release or the Second Release, in which case your grant of Restricted Stock will be forfeited.

(c) Company-Provided Automobile.  The Company currently provides you an  automobile which was purchased by the Company. Following the Effective Date under and as defined in the Second Release (which cannot be signed until on or after your Last Day), the Company will sign over the title to the same automobile to you free of any lien or encumbrance. You will be responsible for all registration, licensing, title transfer, insurance, taxes, and any other costs or expenses in connection with the automobile and/or the Company’s transfer of title to you.

7. Business-Related Expenses.  On or prior to your Last Day, you will submit a reconciliation of your business expenses in accordance with Company policy.

8. Return Company Documents and Property.  On or prior to your Last Day, you are required to return (a) all Company-owned property in your possession, custody or control (including, but not limited to, keys, credit cards, computer equipment and computer software) and (b) all documents or materials (whether in paper or electronic form) in your possession, custody or control that relate to the Company, its products or its customers.  Notwithstanding the above, the Company will allow you to keep your Company-provided Smart Phone, so long as all Company information is permanently deleted from such device.  By signing this Agreement, you represent that all such information on such device will have been permanently deleted and all other materials referenced in this paragraph will have been returned on or prior to your Last Day.

9. Confidentiality; New Employment.  You acknowledge that during your employment with the Company, you acquired and developed knowledge of and information concerning the confidential and proprietary information of the Company and other Company Releasees. Other than within the scope of your duties as an employee of the Company, you agree not to disclose any such information, except to the extent it is in the public domain through no unauthorized disclosure by you, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company, or to use any such information for your own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company or other Company Releasees.  You further agree that the existence, terms, and conditions of this Agreement shall be kept confidential by you, except that you may disclose them to your spouse, attorney, accountant, or tax preparer, provided they also agree to keep them confidential, or as required by law.  You agree that, during your employment and for a period of one (1) year after your Last Day, you will not become employed by or an independent contractor of Pico Digital, ATX Networks, or Vecima Networks, unless authorized in writing by the Company, and that, if you do accept such position without written authorization from the Company, you will repay the Separation Payments to the Company and the Company will retain all other rights and remedies to redress your breach, including but not limited to injunctive relief, specific performance, and damages.

10. No Representations/No Re-Employment.  You agree and understand that as of the Last Day, you have no authority to make any representation or commitment on behalf of the Company.  You acknowledge and agree that as of the Last Day your employment relationship with the Company is permanently and irrevocably severed, and the Company has no obligation to re-employ you in any capacity in the future.

11. Non-Defamation.  You agree that you will not make any defamatory comments about the Company or any of the Company Releasees.  While an employee, you further agree that you will not negatively interfere with the Company’s relationships with its customers, suppliers, consultants, or other employees.  The Company’s CEO and Directors agree not to make any defamatory comments about you to third parties.  Nothing in this paragraph shall prohibit either you or the Company from providing any information as may be required by law.

12. Miscellaneous.

(a) Effective Date. The Effective Date of this Agreement shall be the date upon which the Company received your executed copy of this Agreement.

(b) Assignment.  The Company may assign this Agreement and such assignment will take effect for the benefit of any successors or assigns of the Company created by merger, consolidation, division, reorganization, sale of assets or other corporate combination or similar transaction.  You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns.  This Agreement also binds your successors and permitted assigns, including your heirs, executors and administrators.

(c) Governing Law.  This Agreement shall be interpreted, enforced and governed under the substantive laws of the State of New Jersey, without regard to its conflict of law principles.

(d) Entire Agreement.  This Agreement constitutes the entire understanding between the parties regarding your separation from employment with the Company and supersedes any prior written or oral agreements regarding such separation from employment.  You acknowledge that there are no representations by the Company, oral or written, which are not set forth in this Agreement upon which you relied in signing this Agreement or the First or Second Release.  This Agreement cannot be modified or amended except by written agreement signed by both you and the President of the Company.

(e) Construction.  If any provision of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of the Agreement shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(f) Headings.  The headings contained in this Agreement are inserted for convenience of reference only, and shall not be deemed to be a part of this Agreement for any purposes, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

(g) Acknowledgment.  You acknowledge and certify that you (i) have carefully read and fully understand all of the provisions of this Agreement; (ii) are entering into this Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound; (iii) have received all leave (paid or unpaid), compensation, wages, overtime if applicable, bonuses, commissions, paid time off, severance, and/or benefits to which you may be entitled through the Effective Date of this Agreement other than as expressly set forth in this Agreement; (iv) have no known workplace injuries or occupational diseases; (v) have not complained of and are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against the Company; (vi) have not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against the Company with any local, state or federal court or administrative agency, that are currently outstanding; and (vii) have not transferred or assigned, or purported to transfer or assign, any claim described by this Agreement.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Faxed and electronic copies are authorized.

(i) Representation.  You acknowledge that Stradley, Ronon, Stevens & Young, LLP represents the Company, not you, and that you did not receive or rely on any advice of Stradley, Ronon, Stevens & Young, LLP in connection with this Agreement.

If you choose to accept the terms of this Agreement, please return it to us signed by you, by January 13, 2016.  If you do not return it to us signed, by that date, we shall assume that you have elected not to accept this Agreement.

We wish you all the best in your future endeavors.

BLONDER TONGUE LABORATORIES, INC.

/s/ Robert J. Pallé
By:           Robert J. Pallé, Chief Executive Officer

Accepted and Agreed to on this 13th day of January, 2016, and intending to be legally bound.
By: /s/ Emily Nikoo
    Emily Nikoo